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                                                                    EXHIBIT 99.1

            Sterling Bancshares to Redeem Trust Preferred Securities

HOUSTON -- Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that Sterling Bancshares Capital Trust I (the "Trust"), a subsidiary of Sterling Bancshares, Inc., has notified the holders of its 9.28% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") and its 9.28% Common Securities (the "Trust Common Securities") of its intention to redeem on November 1, 2002 (the "Redemption Date") all 1,150,000 of its outstanding 9.28% Trust Preferred Securities and all 35,568 of its outstanding Trust Common Securities at a redemption price equal to the $25.00 principal amount of each security plus all accrued and unpaid interest per security up to the Redemption Date (the "Trust Redemption Price"). All interest accruing on the Trust Preferred Securities and the Trust Common Securities will cease to accrue effective the Redemption Date.

The Trust is taking such action in connection with the concurrent redemption by Sterling Bancshares, Inc. of all of its $29,639,200 9.28% Junior Subordinated Deferrable Interest Debentures due June 6, 2027 (the "Debentures") which are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date at a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures up to the Redemption Date.

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 39 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage- banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the company's business. Please also read the additional risks and factors described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     For More Information Contact:
     Eugene S. Putnam, Jr., Chief Financial Officer
     713-507-7292